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American Equity letterhead


                                     February 14, 2000

American Equity Investment Life Insurance Company
5000 Westown Parkway; Suite 440
West Des Moines, Iowa 50266

Gentlemen:

This opinion is furnished in connection with the registration by American Equity Investment Life Insurance Company of a flexible premium deferred variable annuity contract ("Contract") under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 (File No. 333-46593) describes the Contract. I have provided actuarial advice concerning the preparation of the contract form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement.

                              Sincerely,

                              /s/ Christopher G. Daniels

                              Christopher G. Daniels, FSA, MSAA
                              Consulting Actuary
                              American Equity Investment Life Insurance Company